Exhibit 10.1
ANNUAL INCENTIVE PLAN
Fiscal Year 2007
Effective April 1, 2006 — March 30, 2007

Contents
I.	Purpose of the Plan

II.	Eligibility

III.	Payout Formula

IV.	Incentive Payments

V.	Goals

VI.	Communication

VII.	Plan Modifications

Exhibit I:	Incentive Plan Components

Exhibit II:	Annual Incentive Plan Payout Schedule

Exhibit III:	Incentive Payout Calculation Example

Purpose of the Plan
The purpose of the Annual Incentive Plan is to align all participants with the goals of the company by motivating, rewarding and recognizing participants for their achievement.
Eligibility
All management-level employees of Navarre are normally eligible to participate in the Plan. New hires must be employed prior to January 1st to be eligible for a pro-rata incentive payment for that fiscal year (example: you must be employed by December 31st, 2006 in order to be eligible for the FY07 incentive plan year which pays out in the first quarter of FY08). Participants who terminate from the company, for any reason, prior to the date of the incentive payment, will lose their eligibility to receive an incentive payment.
Payout Formula
Circuit Breaker
In order to receive any portion of the incentive payment, Navarre must achieve at least 80% of the budgeted Consolidated Operating Income target for the fiscal year.
Incentive Factors
Once the budgeted Consolidated Operating Income target is achieved, participants are eligible for an incentive payout based on the factors associated with their position level in the organization as listed in Exhibit I. The performance threshold for each factor is 80% of the budgeted target.
Incentive Payout Schedule
Incentive Payouts for the financial measurement factors will be made as indicated in the Annual Incentive Plan Payout Schedule (Exhibit II). Payout for the Individual Objective factor will be made as a direct percentage of results achieved. Once the budgeted Consolidated Operating Income target is achieved, payout for each factor of the incentive plan is calculated independent of results on other factors and will range from 0% to 100% of the incentive target. Incentive payment above 100% will occur if the Consolidated Operating Income budget is exceeded through the Multiplier component (see following section).
Multiplier
Once the incentive is calculated for each financial measurement and the individual objectives factor, a multiplier is applied to the total incentive payment equal to the results variance of the Consolidated Operating Income factor. This provides for an incentive payout in direct relation to our Consolidated Operating Income which is what funds the Annual Incentive Plan.
Payout Formula Example
For example, let’s say that the Company achieves 90% of the budgeted Consolidated Operating Income target. That, along with the other financial factors plus the employee’s individual objectives achievement results in an incentive total of $10,000 based on the Incentive Payout Schedule. A multiplier is then applied to the bonus payment in an amount equal to the Consolidated Operating Income variance to budget. In this case it was -10% (90% of budget) so the incentive payment would be reduced by 10% for a total of $9,000. More detailed examples are included in Exhibit III.

     Incentive Payments
Incentive payments will normally be paid within 45 days of the annual audit. Payment will be made for the number of full months that the participant held a qualifying position during the plan year. Incentive checks will be taxed in compliance with Internal Revenue Service guidelines for bonuses. Checks will normally be hand delivered in one-on-one meetings by the participant’s manager.
Goals
Goal Setting
Plan participants and their managers will share accountability for establishing annual specific goals for the Individual Objectives factor of the incentive plan. Generally participants will have three to five specific and measurable goals which may be weighted or prioritized. Joint agreement on goals will be confirmed with signatures of the participant, their manager and their functional Vice President. Operating Income and Sales goals are finalized each year prior to the beginning of the fiscal year (April 1st).
Goal Monitoring
Participants will normally meet with their managers at least quarterly to review progress on specific goals. This review may include specific discussion of the participant’s year-to-date performance rating on goals. Progress on specific goals of all participants will then be reviewed and discussed at quarterly off-site meetings of the Senior Management Team.
Goal Modification
Goals may be modified during the plan year if the business or the individual’s position requires the change. The Senior Management Team will normally be consulted for input before any changes are made.
Goal Measurement
Incentive payments for Company and Division financial goal attainment will be calculated within 45 days of the annual audit. Plan participants and their manager will discuss the participant’s performance level on their specific goals and managers’ rating will be submitted to the Board for approval.
Communication
After year-end closing, managers should meet individually with each participant to finalize rating on specific goals and communicate the final incentive payment amount. Human Resources will prepare a communication document to assist managers to effectively communicate this information. To ensure consistent communication throughout the organization, this document will include an outline of all information that should be included in the meeting.

Plan Modifications
The Annual Incentive Plan may be amended from time-to-time following review and recommendation by the Senior Management Team and approval by the Chief Executive Officer.
Furthermore, the Board of Directors reserves the right to change, suspend, or discontinue the Plan at any time without prior notice. Nothing in the Plan shall be construed as a contractual payment obligation or guarantee of employment for any participant.

EXHIBIT I
Annual Incentive Plan Components:

	Consolidated	Division
	Operating	Operating	Consolidated	Division	Individual
Job Level	Income	Income	Sales	Sales	Objectives
CFO and COO	60%		20%		20%
Division Presidents	20%	40%		20%	20%
Division GM’s	20%	40%		20%	20%
Corporate VP’s	60%		20%		20%
Division VP’s	20%	40%		20%	20%
Corporate Directors	40%		20%		40%
Division Directors	20%	20%		20%	40%
Corporate Managers	40%		20%		40%
Division Managers	20%	20%		20%	40%

EXHIBIT II
Annual Incentive Plan
FY07 Payout Schedule for Financial Measurements

	Percent of	Payout
	Target / Budget	%
Target	100%	100%
	99%	97.5%
	98%	95.0%
	97%	92.5%
	96%	90.0%
	95%	87.5%
	94%	85.0%
	93%	82.5%
	92%	80.0%
	91%	77.5%
	90%	75.0%
	89%	72.5%
	88%	70.0%
	87%	67.5%
	86%	65.0%
	85%	62.5%
	84%	60.0%
	83%	57.5%
	82%	55.0%
	81%	52.5%
Minimum	80%	50%
	Below 80%	0% Payout
Incentive Plan Upside Potential: Incentive Payments may exceed 100% of the targeted amount if Consolidated Operating Income exceeds budget. This is accomplished through the use of an Incentive Plan Multiplier which adjusts the final incentive payment by the same percentage that Consolidated Operating Income exceeds the stated budget. Please see the examples in Exhibit III for details.

EXHIBIT III
Incentive Payout Calculation Examples
Example One: Company achieves 80% of Operating Income budget and 105% of Sales. In this scenario, the bonus would be calculated as follows per the Payout Schedule and then adjusted for the Consolidated Operating Income performance (-20%).
Division VP ($100,000 with a Bonus opportunity of 40%)

Consolidated	Division	Consolidated		Individual
Operating Income	Operating Income	Sales	Division Sales	Objectives
8% (20% of total)	16% (40% of total)	0%	8% (20% of total)	8% (20% of total)

Incentive Component	% Attained	Payout %	Calculation	Payout
Consolidated Op Income	80%	50%	.50 x .08 x $100,000		$4,000
Division Op Income	80%	50%	.50 x .16 x $100,000		$8,000
Consolidated Sales	105%	100%	1.0 x .0 x $100,000		$0
Division Sales	105%	100%	1.0 x .08 x $100,000		$8,000
Individual Objectives	80%	80%	.80 x .08 x $100,000		$6,400

					$26,400
			Multiplier of -20%	–	$5,280

					$21,120
Example Two: Company achieves 105% of Operating Income budget and 80% of Sales. In this scenario, the bonus would be calculated as follows per the Payout Schedule and then adjusted for the Consolidated Operating Income performance (+5%).
Division VP ($100,000 with a Bonus opportunity of 40%)

Consolidated	Division	Consolidated		Individual
Operating Income	Operating Income	Sales	Division Sales	Objectives
8% (20% of total)	16% (40% of total)	0%	8% (20% of total)	8% (20% of total)

Incentive Component	% Attained	Payout %	Calculation	Payout
Consolidated Op Income	105%	100%	1.0 x .08 x $100,000		$8,000
Division Op Income	105%	100%	1.0 x .16 x $100,000		$16,000
Consolidated Sales	80%	50%	.50 x .0 x $100,000		$0
Division Sales	80%	50%	.50 x .08 x $100,000		$4,000
Individual Objectives	80%	80%	.80 x .08 x $100,000		$4,800

					$32,800
			Multiplier of + 5%	+	$1,640

					$34,440